Exhibit (p)(2)

ASPIRATION’S CODE of ETHICS
Introduction
Aspiration Fund Adviser, LLC (“Aspiration”), in accordance with the requirements of Rule 204A of the Investment Advisers Act of 1940 (the “Advisers Act”), has approved and adopted this Code of Ethics (the “Code”).  This Code sets forth the general fiduciary principles and standards of business conduct to which all of Aspiration’s Covered Persons are subject.  This Code further sets forth policies and procedures that are reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by the Advisers Act and establishes reporting requirements for these Access Persons.  Certain capitalized terms used in this Code and not defined in the text herein, such as “Access Persons,” are defined in Appendix A-1.
About Aspiration
Aspiration is an investment adviser registered with the Securities and Exchange Commission (“SEC”) pursuant to the Adviser Act.  Aspiration acts as investment adviser to Clients who are individuals and entities including investment companies registered under the Investment Company Act of 1940 (the “Company Act”).
Who is Covered by the Code?
This Code applies to all employees and senior managers of Aspiration or other persons (hereinafter “Covered Persons”) as determined by Aspiration’s Chief Compliance Officer (“CCO”).  It is the responsibility of each Covered Person to immediately report to Aspiration’s CCO, any known or suspected violations of this Code, the Compliance Manual and the policies and procedures contained therein, or of any other activity of any Covered Person or consultant that could constitute a violation of law.  If you are aware of any activity in this regard, you should contact the CCO immediately.  Failure to report a potential violation could result in disciplinary action against the non-reporting Covered Person.  Aspiration will ensure that Covered Persons are not subject to retaliation in their employment as a result of reporting a known or suspected violation.
Things You Need to Know to Use this Code
There are three reporting forms that Access Persons have to fill out under this Code:
Annual Holdings and Certification Report: Appendix A-4 (Form of)
Quarterly Transactions Report: Appendix A-5.  (Form of)
Acknowledgement of Code of Ethics (which must be renewed on a yearly basis): Appendix A-6 (Form of)
Copies of these forms are attached to this Code for reference, however the Adviser’s procedures for compliance reporting and monitoring will be done electronically via BasisCode.
The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances.  However, (i) it is expected that waivers will be granted only in rare instances and, (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived.  These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in IPOs and Limited Offerings.
The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary.  Any amendments to this Code will be provided to you.
General Fiduciary Principles
Acting as a Fiduciary
It is the policy of Aspiration to act in the best interest of its Clients and on the principles of full disclosure, good faith and fair dealing.  Aspiration recognizes that it has a fiduciary duty to its Clients.  Acting as a fiduciary requires that Aspiration, consistent with its other statutory and regulatory obligations, act solely in the Clients’ best interests when engaging in activities on behalf of Clients.  Aspiration and its Covered Persons must seek to avoid situations which may result in potential or actual conflicts of interest with these duties.  To this end, the following principles apply:
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All Covered Persons must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations

•	Aspiration must have a reasonable basis for decisions it makes for its Clients

•	Aspiration must ensure that its investment decisions are consistent with Client’s investment objectives, policies and any disclosures made to Clients
•	All Covered Persons must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of Clients
•	Covered Persons should not take inappropriate advantage of their positions and may not, directly or indirectly, use Client opportunities for personal gain
•	Covered Persons must be loyal to the Clients and place the interests of the Clients above their own
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Aspiration treats violations of this Code very seriously.  If you violate this Code, Aspiration may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing

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Improper trading activity can constitute a violation of this Code.  You can also violate this Code, however, by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts.  Your conduct can violate this Code even if no Clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CCO.  Do not guess at the answer.
Compliance with the Federal Securities Laws
Covered Persons are required to comply with applicable federal securities laws at all times.  Examples of applicable federal securities laws include:
•	The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder
•	The Investment Advisers Act of 1940 and the SEC rules thereunder
•	The Investment Company Act of 1940 and the SEC rules thereunder
•	Title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of Client non-public information)
•	The Bank Secrecy Act, as it applies to mutual funds and investment Advisers, and the SEC and Department of the Treasury rules thereunder
Conflicts of Interest
Personal Conflicts
All Covered Persons must avoid establishing financial interests or outside affiliations which may create a conflict, or appear to create a conflict, between the Covered Person’s personal interests and the interests of Aspiration or its Clients.  A potential conflict of interest exists whenever a Covered Person has a direct financial or other personal interest in any transaction or proposed transaction involving Aspiration or any of its Clients.  A conflict of interest may also exist where the Covered Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Covered Person has a friendship or other personal relationship.
In such situations, Covered Persons must disclose the conflict to the CCO and recuse themselves from the decision-making process with respect to the transaction in question and from influencing or appearing to influence the relationship between Aspiration or any of its Clients and the customer involved.  Covered Persons may not use non-public knowledge of a pending or currently considered securities transaction for a Client to profit personally, directly or indirectly, as a result.
Conflict of Interest between Aspiration and a Client
In certain instances, Aspiration’s relationship with a Client may require Aspiration to place the Client’s interest above its own interests.  If a Covered Person becomes aware of a situation where Aspiration’s pursuit of its own interests in a transaction appears to conflict with its obligations to a Client, he or she should bring the situation to the immediate attention of the CCO.

The Appearance of a Conflict of Interest Must Be Avoided
All Covered Persons are expected to be objective in making business decisions and to consider any improper interest or influence that could arguably impair that objectivity.  In determining whether there is an appearance of conflict, each Covered Person should determine whether a reasonable, disinterested observer (i.e., investor, supplier, broker, an acquaintance, examiner or a government representative) would have any grounds to believe:
•	That Aspiration was serving its own interests or one Client’s interests at the expense of another
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That business with Clients or Aspiration was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on the merits

If a Covered Person’s participation in a decision-making process would raise the appearance of conflict of interest, the Covered Person should inform his or her manager immediately.
Outside Business Activities
All Covered Person board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on the Covered Person’s work commitment to Aspiration.  Approval must be obtained through the CCO and will ordinarily require consideration by senior management of Aspiration.  Aspiration can deny approval for any reason.  This prohibition does not apply to service as an officer or board member of any parent, subsidiary or affiliate of Aspiration.
Preferential Treatment
Covered Persons must make investment decisions, undertake commitments, and perform their duties and obligations without favoritism of any kind and award business or contracts strictly on the basis of merit.  A Covered Person should not actively seek nor accept a discount on any item for personal use from a business contact.  If such a person extends preferential treatment (for example, offers a discount) to a Covered Person in a personal transaction, the Covered Person must have the preferential treatment pre-approved by the CCO before proceeding with the transaction.
Borrowing
Covered Persons should borrow only from reputable organizations that regularly lend money.  Borrowing from relatives, however, is not subject to restriction.  If a Covered Person borrows from any financial institution, the loan must not involve favored treatment of any kind based upon their employment with Aspiration.
Gifts and Gratuities
No Covered Person may accept or receive on their own behalf or on behalf of Aspiration any gift or other accommodation which has a value in excess of a de minimis amount (currently $500) from any vendor, broker, public company, securities salesman, Client or prospective Client (a “business contact”).  No Covered Person may accept cash gifts or cash equivalents from any such person.  This prohibition applies equally to gifts to members of the Family/Household of a Covered Person.  Any gifts or accommodations in excess of the de minimis amount must be submitted to the CCO for prior approval.  The CCO will maintain documentation of all such requests and resulting approvals or denials. Any gifts or accommodations in excess of $500 amount must be recorded on the Aspiration Gift Log and submitted to the recipient’s supervisor for approval.
Access Persons who are also registered representatives of Aspiration Financial, should remember they they are subject to FINRA’s $100 gift limit and should be able to demonstrate when a gift given or received is a gift of the adviser or the broker dealer.
No Covered Person may give on their own behalf or on behalf of Aspiration any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.  These policies are not intended to prohibit normal and customaty business entertainment.
All gifts, given and received, must be reported on the quarterly transaction report form in BasisCode.
Entertainment and Meals
Payment for entertainment or meals where the Covered Person is not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the rules discussed above.  Acceptance of meals and entertainment where the host is present is generally permitted.  However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused.  Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused.  Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed.  Finally, under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person.

Standards of Business Conduct
General
Covered Persons are expected to conduct themselves at all times in a manner consistent with the highest professional standards.  Each Covered Person accordingly must devote his or her attention and skills to the performance of his or her responsibilities and avoid activities that interfere with that responsibility or that are detrimental to Aspiration and its reputation.
Communications with Clients
All communications with Clients, whether verbal or written, must convey information clearly and fairly. Covered Persons must comply with Aspiration’s policies and procedures regarding Advertising and Performance Reporting.  Exaggerated, unwarranted or misleading statements or claims are prohibited.
Disclosure of Confidential Information
In the course of conducting business, Covered Persons may become privy to confidential information about Aspiration, its present and prospective Clients, and Reportable Fund agents.  It is a violation of this Code and in some cases may be a violation of Federal law, for any Covered Person to disclose to anyone other than another Covered Person any confidential information obtained while in the course of conducting business on behalf of Aspiration.  Disclosure to other Covered Persons should be made only when and to the extent necessary to further the legitimate business purposes of Aspiration.  Covered Persons may not use any such information in connection with their personal investments or investments of others subject to their control.
Client and Investor Information
Clients and investors in the parent of Aspiration have the right to expect Aspiration and its Covered Persons to treat information concerning their business dealings in the strictest confidence.  Accordingly, no one may divulge investor confidences except in accordance with Aspiration’s privacy policy and unless the party to whom a disclosure is made is legitimately entitled to the information (i.e., needs to know the information in furtherance of the investor’s business) or the investor gives prior consent to the disclosure.  Any such prior consent should be documented in advance of disclosure.
Company Information
Confidential information about Aspiration, its parent or other affiliated companies, that is obtained by a Covered Person, including its Clients, products, processes, financial condition, plans, patents, or licenses may not be disclosed to persons outside of the organization, except with the approval of senior management and to further the legitimate business purposes of Aspiration.
Discretion should always be used when handling confidential Client information or company information, and such information should never be disseminated to an unauthorized person.  Covered Persons are reminded that when it is necessary to carry sensitive information off Aspiration’s premises, they should take appropriate care for its security.  Specifically, Covered Persons should avoid casually displaying documents or engaging in confidential business conversations in public places, including, but not limited to, elevators, hallways, restrooms, airports, and in public transportation.  Covered Persons who take documents or computer files off the premises to work at home should return all such materials to Aspiration upon completion of the particular at home project.  Any questions about the confidential nature of information or whether confidential information may be disclosed should immediately be referred to the CCO.
Corporate Assets
All information, products and services connected to or generated by Aspiration as a business are considered corporate assets to which Aspiration has ownership rights.  Corporate property utilized or developed by Covered Persons during their employment, including, but not limited to, files, analysis, reference materials, reports, written or e-mail correspondence, trade secrets, Client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively Aspiration’s property both during employment and after the Covered Person leaves Aspiration.  Accordingly, all Covered Persons are expected to protect Aspiration’s ownership or property including all information, products, and services and to return all information to Aspiration at the termination of employment.

Further, Covered Persons are prohibited from misusing Aspiration’s corporate assets (including use of assets for a non-business purpose, theft, inflation of expenses, etc.) and from misusing or removing those assets from the premises upon leaving Aspiration.  Before beginning employment with Aspiration, each Covered Person should give his or her manager a copy or any non-competition, non-disclosure or non-pirating agreement by which the Covered Person is bound at the time of hiring. Any questions about this requirement should be raised with senior management.
Money Laundering
In connection with Aspiration’s Anti-Money Laundering Policies and Procedures, every Covered Person bears responsibility for recognizing suspicious transaction or investor activity that may constitute money laundering (including the structuring of deposits) and that may involve proceeds from unlawful activities such as drug trafficking or racketeering.  In particular, Covered Persons should be aware that even the simple receipt of funds, including through wire transfers, which are derived from illegal activities can subject them to prosecution for money laundering.  Any suspicious deposit or customer activity which causes a Covered Person concern about the source of an investor’s funds should be promptly reported to the CCO.
Bribery
Under federal law, it is illegal for Aspiration or any Covered Person to pay, offer to pay, or authorize a payment of any money or other thing of value to:
•	An official of a local, state, federal or foreign government or an agency of a local, state, federal or foreign government
•	A political party or official thereof, or a candidate for political office
•	Any other person the payor knows or has reason to know will pay or give the money or value to those listed above
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Where the purpose is to influence the recipient to take or refrain from taking any official action or to induce the recipient to use his or her influence to affect governmental action to obtain, retain, or direct business for Aspiration, offering or making any such remuneration or consideration to a domestic or foreign government official, political party or candidate for political office is strictly prohibited.  All Covered Persons must immediately report all invitations to accept a bribe or any proposal or suggestion of a similar illegal nature to the CCO.

POLITICAL CONTRIBUTIONS AND AFFILIATIONS POLICY
Elected officials who allow political contributions to play a role in the management of assets and who use the assets to reward contributors violate the public trust. Moreover, they undermine the fairness of the process by which public contracts are awarded. Similarly, investment advisers that seek to influence government officials’ awards of advisory contracts by making or soliciting political contributions to those officials compromise their fiduciary duties to the pension plans they advise and defraud prospective clients. These practices, known as “pay-to-play,” distort the process by which advisers are selected.  Rule 206(4)-5 is a necessary and appropriate measure to prevent fraudulent acts and practices in the market for the provision of investment advisory services to government entities by prohibiting investment advisers from engaging in pay-to-play practices.  The rule provides specific prohibitions to help ensure that adviser selection is based on the merits, not on the amount of money given to a particular candidate for office, while respecting the rights of industry participants to participate in the political process.
Policy
It is unlawful for the Adviser or its Covered Persons to contribute, coordinate, or solicit political contributions to an official of a government entity that the Firm is seeking to provide or providing advisory services. This prohibition extends to contributions to PACs and political parties for state and local jurisdictions.
Violating this policy will result in the Adviser being prohibited, by the SEC, from providing investment advisory services to a government entity for two years after the contribution.
Notwithstanding this policy, it is never permitted for any employee to make, direct, or solicit any other person to make any political contribution or provide anything else of value for the purpose of influencing or inducing the obtaining or retaining of investment advisory business.
Contribution Limitations
Access Persons are permitted to contribute up to $150 to candidates for whom they are not eligible to vote and $350 to candidates for whom they are eligible to vote. While pre-clearance is not required for contributions above the de minimis allowances, any contribution exceeding such amounts may disqualify Aspiration from collecting advisory fees from any government entity to which it provides investment advice for two years. Access Persons should be aware of this disqualification when making political contributions above the de minimis amounts.

Procedure: Complying with the SEC Pay-to-Play rule is critical to the success of the Adviser.  Failure to comply with the Adviser’s pay-to-play policy will have ramifications up to and including termination.
The Adviser's Code of Ethics addresses conflicts of interest and that the appearance of a conflict can be as damaging to the Firm as an actual conflict.  The same applies with pay-to-play.
Because Aspiration’s core business lines do not involve the solitication of covered government entities, pre-clearanace of political contributions is not required.  However, Covered Persons must report all political contributions either cash, in-kind, or otherwise, made by a Covered Person, their spouse, or other members of the Covered Person’s household via the quarterly personal securities transaction report disseminated through BasisCode.
It is important to note that contributions made by family members are also covered by the rule and must be reported quarterly.  Remember, a Covered Person cannot do through others what they cannot do directly.  If a Covered Person’s spouse or other member of their household writes a check out of a joint checking account, it is as if the Covered Person wrote the check.  The Compliance Team may conduct internet searches in order to verify that the Firm's policy is being followed and that it remains in compliance with the SEC rule.
Definitions:
A "government official" is one who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an adviser by a government entity or has the authority to appoint an adviser. Keep in mind that it is the scope of the government official’s authority, not whether or not he or she uses it.
A "government entity" means any state or local government; any agency, authority, or instrumentality of a state or local government, any pool of assets sponsored by a state or local government, and any participant-directed government plans such as 529 plans.
A "contribution" includes any gift, subscription, loan, advance, deposit of monies or anything of value, including transition or inaugural expenses.  In-kind contributions include payment for services or the use of the firm's or individual's resources to benefit a campaign or committee.
"Coordinating contributions" means bundling, pooling, delivering, or otherwise facilitating the contributions made by other persons to a government official of a government entity.
New employees
Because the SEC rule has a two-year "look back" provision, a political contribution made by an employee prior to his or her association with the firm could be a disqualifying factor that will impact the ability of the firm to provide advisory services for a fee to a government entity.  Therefore, the due diligence regarding a new hire, lift-out, or merger must include the disclosure of all political contributions made by the new hire for the last two years.  Any offer letter must include the firm's prohibitions against political contributions.
Record Keeping per the SEC rule:
•	Names, titles, business and residence addresses of all employees
•	List of government entities that the firm has or is providing advisory services. Entities stay on list for five years after the account has been terminated
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List of direct and indirect contributions.  In chronological order, name and title of contributor, name and title of the recipient, amount and date of contribution and whether or not the contribution was returned

•	Records of testing and validation of the procedure
Responsibility and Verification: The CCO is responsible for the implementation and oversight of this policy.
Restrictions on Personal Trading Activity
General Policy
No Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired”:
1.	Employ any device, scheme or artifice to defraud

2.	Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading
3.	Engage in any act, practice or course of business that operates or would operate as fraud or deceit
4.	Engage in any manipulative practice
Prohibition Against Insider Trading
As further detailed within Aspiration’s Inside Information & Trading Policies and Procedures, Covered Persons and the members of their Family/Household are prohibited from engaging in, or helping others engage in, insider trading.  Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:
•	Trading while in possession of material, nonpublic information
•	Communicating (“tipping”) such information to others
•	Recommending the purchase or sale of securities on the basis of such information
•	Providing substantial assistance to someone who is engaged in any of the above activities
This means that Covered Persons and members of their Family/Household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security.  Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities.  Material information can also relate to events or circumstances affecting the market for a company’s securities such as information about an expected government ruling or regulation that can affect the business of a company in which the Fund may invest.  Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).  Please refer to Aspiration Inside Information & Trading Policies and Procedures for a full description of permissible and prohibited activities.
Investment Personnel Pre-clearance of Investments in IPOs or Limited Offerings
Access Persons who also meet the definition of Investment Personnel may not directly or indirectly acquire Beneficial Ownership in any Securities in an IPO or Limited Offering without obtaining, in advance of the transaction, clearance from Aspiration’s CCO.  In order to obtain pre-clearance, a person meeting the definition of Investment Personnel must complete and submit to the CCO a Personal Trade Request Form (a “PTR”) a form of which which is included as Appendix A-3. The CCO must review each request for approval and record the decision regarding the request.  The general standards for granting or denying pre-clearance are whether the securities are under active or potential consideration for Client accounts, and whether any conflict of interest exists amongst the Investment Personnel, Aspiration or its Clients. The CCO retains authority to grant pre-clearance in exceptional circumstances for good cause.  If pre-clearance is obtained, the approval is valid for the day on which it is granted and the following three (3) business days.  The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.  Generally, Access Persons of Aspiration do not have access to any real-time trade information regarding the Fund, as it is sub-advised by an unaffiliated third party.
Restrictions on Personal Securities Transactions by Access Persons
Each Access Person shall direct his or her broker to supply to the CCO, on a timely basis, duplicate copies of confirmations of all securities transactions, other than for exempt securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts.
Pre-clearance
Access Persons may purchase and sell securities without obtaining pre-clearance except in limited circumstances as described below.  The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause.
When and how pre-clearance must be obtained
An Access Person must obtain the prior written approval of the Chief Compliance Officer before engaging in transactions in his or her Personal Account in certain reportable securities (as outlined below).   The following transactions are subject to this pre-clearance requirement:

•	Direct or indirect purchase of Beneficial Ownership in a security in an initial public offering
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Direct or indirect purchase of Beneficial Ownership in a security in a limited offering exempt from registration under the Securities Act of 1933, which includes but is not limited to, U.S. and offshore hedge funds, private equity funds and venture capital funds options or shares in connection with service on a board or directors, options, commodities, futures contracts or other securities not publicly traded, transactions involving real estate for investment purposes jointly in partnership with another person, or investments in any other private business; and

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The purchase or sale of Beneficial Ownership in the Fund and any future funds where Aspiration serves as the investment adviser * Note that Access Persons who are enrolled in an automatic investment plan do not need to preclear each automated investment in proprietary funds, however, Access Persons must notify the CCO when such arrangements are initiated.  A request for pre-clearance must be made in advance of the contemplated transaction. Any approval given under this paragraph with respect to transactions in publicly-traded securities will remain in effect until 4 p.m. Eastern time on the business day immediately following the date the request was approved, and any approval given under this paragraph with respect to transactions in privately-offered securities will remain in effect for 60 business days.

Even if approval is obtained, Access Persons must not buy or sell, or recommend that others buy or sell, securities of a company if the Access Person has material non-public information about the company in question.
As a matter of best practice, any requests for pre-clearance made by the Chief Compliance Officer should be reviewed and either approved or denied by a member of Aspiration’s staff.
Pre-clearance is not required to be submitted with respect to any transactions effected pursuant to any Personal Account over which the Access Person has (or had) no direct or indirect influence or control.
When pre-clearance will be denied
The CCO retains the right to deny pre-clearance for any reason whatsoever, without disclosure of the basis for the denial to the Access Person.
Reporting Requirements & Procedures
In order to provide Aspiration with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply.
Initial and Annual Holdings Reports
Within ten days after a person becomes an Access Person, and annually thereafter, such person shall submit to the CCO a completed Initial/Annual Holdings Report substantially in a form similar to Appendix A-4.  Such Initial Holdings report shall be completed in BasisCode.  Each holdings report must contain, at a minimum, (a) the title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each security (other than an exempt security) in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any securities other than exempt securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report.  The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person, and the Annual Holdings Report shall be submitted no later than July 1 of every year and must be current as of a date no more than 45 days prior to the date the report is submitted.
Quarterly Transaction Report
Each Access Person shall submit reports substantially in the form attached hereto as Appendix A-5 to the CCO, showing all transactions in securities (other than exempt securities) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any securities, other than exempt securities, were held for the direct or indirect beneficial interest of the person. Such reports shall be filed through BasisCode no later than 30 days after the end of each calendar quarter. An Access Person need not detail each transaction on a quarterly transaction report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under this Code, provided the person so designates on the form.  The Report must include the date on which such report was submitted to the CCO.

Administration of the Code
The CCO’s Duties and Responsibilities are contained within the Code of Ethics Policies & Procedures section of Aspiration’s Compliance Manual.
Miscellaneous
Confidentiality
Aspiration will endeavor to maintain the confidentiality of all PTRs and any other information filed pursuant to this Code.  Such reports and related information, however, may be produced to the SEC and other regulatory agencies.
The “should have known” standard
For purposes of this Code, the “should have known” standard does not:
•	Imply a duty of inquiry
•	Presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a Client’s investment strategies
•	Impute knowledge from the individual’s awareness of a Fund’s portfolio holdings, market considerations, benchmark index, or investment policies, objectives and restrictions.